UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2015

Dana Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3939 Technology Drive, Maumee, Ohio 43537

(Address of principal executive offices) (Zip Code)

(419) 887-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer

On July 8, 2015, the Board of Directors of Dana Holding Corporation (Dana) appointed James K. Kamsickas, 48, President and Chief Executive Officer effective August 11, 2015, succeeding Roger J. Wood who has served as President and Chief Executive Officer of Dana as well as a member of the Board since April 2011. Mr. Wood will continue to serve in an advisory role and will continue on the Board of Directors. Mr. Kamsickas will become a member of the Board of Directors effective August 11, 2015.

Mr. Kamsickas served as President, Chief Executive Officer since April 2012 at International Automotive Components Group, S.A., a leading global supplier of automotive interior components and systems. Since August 2012, Mr. Kamsickas has also served as a member of its Board of Directors. From January 2011 to April 2012, Mr. Kamsickas served as its Global Co-Chief Executive Officer and President of North America and Asia. From April 2007 to December 2010, he served as its Chief Executive Officer and President of North America and Asia. Since April 2007, Mr. Kamsickas served as a Director of its North American LLC. Mr. Kamsickas earned a B.A. in Business Administration from Central Michigan University and a Master of Business Administration from Michigan State University.

Under the terms of the agreement in connection with his appointment as President and Chief Executive Officer, Mr. Kamsickas is entitled to the following:

•	$1,100,000 annual base salary;

•	Upon the achievement of target-level performance, an annual bonus of one hundred ten percent (110%) of his annual base salary which will be paid on a pro-rated for the 2015 performance period;

•	Individual incentive of plus or minus thirty percent (30%) of his annual bonus;

•	Eligible for annual grants pursuant to the long term incentive program under Dana’s 2012 Omnibus Incentive Plan to be valued at four hundred twenty-five percent (425%) of his annual base salary. Mr. Kamsickas’ initial grant will occur on his first full day of employment based on the closing stock price that day and will be pro-rated for the 2015 performance period;

•	A special grant of common stock valued at $5,000,000 granted thirty percent (30%) on the first anniversary of his effective date of hire, thirty percent (30%) on the second anniversary of his effective date of hire, and thirty-five percent (35%) on the third anniversary of his effective date of hire;

•	A sign-on cash award of $1,000,000 payable fifty percent (50%) on his effective date of hire and fifty percent (50%) on the first anniversary of his effective date of hire;

•	Appointment to the Dana Board of Directors;

•	Reimbursement of reasonable relocation expenses incurred for relocation of his principal residence and temporary living expenses in accordance with Dana’s relocation program applicable to Dana’s senior executives;

•	All of Dana’s benefit plans or arrangements in effect from time to time with respect generally to senior executives; and

•	Reimbursement for professional fees and costs incurred in connection with the negotiation and documentation of his employment arrangements.

The executive employment agreement is for an initial term of three-years, subject to extension at the end of the term for additional one-year terms. Mr. Kamsickas’ executive employment agreement also provides for severance payments and benefits in the event that his position with Dana is involuntarily terminated by Dana without cause or by Mr. Kamsickas for good reason. Additionally, the executive employment agreement includes clawback provisions that apply to his sign-on awards in the event he voluntarily terminates service without good reason or is terminated for cause on or before the third anniversary date of his employment. For a period of twenty-four (24) months following his termination of employment, Mr. Kamsickas is prohibited from competing against Dana, soliciting its customers or employees, and working for a competitor. Mr. Kamsickas has also agreed that he will not disclose Dana’s confidential information.

The preceding summary of Mr. Kamsickas’ executive employment agreement is qualified in its entirety by reference to the text of his agreement.

A copy of Dana’s press release related to Mr. Kamsickas’ appointment is being furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed or furnished with this report.

Exhibit No.	Description

99.1	Dana Holding Corporation Press Release dated July 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION

Date: July 13, 2015	By:	/s/ Marc S. Levin
		Name:	Marc S. Levin
		Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Dana Holding Corporation Press Release dated July 13, 2015

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